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THE PNC FINANCIAL SERVICES GROUP, INC.                              EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
                                               Three                          Year ended December 31
                                            months ended   ------------------------------------------------------------
Dollars in millions                        March 31, 2000     1999        1998        1997         1996        1995
---------------------------------------------------------  ----------- -----------  ----------  ----------- -----------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles             $471       $1,891      $1,710      $1,618       $1,527        $627
Fixed charges and preferred stock dividends
    excluding interest on deposits                   344        1,265       1,395       1,201        1,106       1,492
                                                 -------       ------      ------      ------       ------      ------
      Subtotal                                       815        3,156       3,105       2,819        2,633       2,119
Interest on deposits                                 369        1,369       1,471       1,457        1,428       1,552
                                                 -------       ------      ------      ------       ------      ------
      Total                                       $1,184       $4,525      $4,576      $4,276       $4,061     $ 3,671
                                                 =======       ======      ======      ======       ======     =======

FIXED CHARGES
Interest on borrowed funds                          $308       $1,119      $1,268      $1,098       $1,065      $1,454
Interest component of rentals                         13           50          37          29           31          32
Amortization of notes and debentures                                1           1           1            1           1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts           16           65          60          43            1
Preferred stock dividend requirements                  7           30          29          30            8           5
                                                 -------       ------      ------      ------       ------      ------
      Subtotal                                       344        1,265       1,395       1,201        1,106       1,492
Interest on deposits                                 369        1,369       1,471       1,457        1,428       1,552
                                                 -------       ------      ------      ------       ------      ------
      Total                                         $713       $2,634      $2,866      $2,658       $2,534      $3,044
                                                 =======       ======      ======      ======       ======      ======

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                      2.37 x       2.49 x      2.23 x      2.35 x       2.38 x      1.42 x
Including interest on deposits                      1.66         1.72        1.60        1.61         1.60        1.21
======================================================================================================================
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